Exhibit 19

AMENDED AND RESTATED INSIDER TRADING POLICY

ADOPTED AUGUST 1, 20121

This Amended and Restated Insider Trading Policy (this “Policy”) of Battalion Oil Corporation (the “Company”), provides guidelines to employees, officers and members of the board of directors (the “Board”) with respect to transactions in Company Securities (as defined below).

I.	Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including, but not limited to, common stock, warrants for common stock, units, preferred stock and any other securities the Company may issue from time to time, such as warrants and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as traded options (collectively, “Company Securities”). This Policy applies to all officers of the Company, all members of the Company’s Board, and all employees of, and consultants and contractors to, the Company and its subsidiaries who receive, or have access to, Material Nonpublic Information (as defined below) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as “Insiders.” This Policy also applies to any person who receives Material Nonpublic Information from any Insider.

Any person who possesses Material Nonpublic Information regarding the Company is, for purposes of this Policy, an Insider for so long as the information is not publicly known.

II.	General Policy

It is the policy of the Company to oppose (i) the unauthorized disclosure of any nonpublic information acquired in the work-place, and (ii) the misuse of Material Nonpublic Information in securities trading.

III.	Specific Policies
1.Trading on Material Nonpublic Information. No Insider shall engage in any transaction involving a purchase or sale of Company Securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending one (1) full Trading Day following the public disclosure of that information, or at such time as such nonpublic information is no longer material. The term “Trading Day” means a day on which New York Stock Exchange (the “NYSE”) is open for trading, and a “Trading Day” begins at the time trading begins and ends at the close of regular market hours.
2.Tipping. No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related

1 Reaffirmed, ratified and approved by the Board on October 15, 2019.

person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in Company Securities.

3.No Trading in Options and Short Selling. No Insider may at any time trade in market options on Company Securities. Options trading is highly speculative and risky. People who buy options are betting that the stock price will move. An Insider who profits from a price swing after a Company press release may be hard pressed to prove that an option transaction was not based on inside information. Certainly active options trading by one or more Insiders prior to a public announcement by the Company would invite investigation by the Securities and Exchange Commission (“SEC”) and the NYSE. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Employee stock options, which are transferable only in accordance with an option plan, are not affected by this Policy.

In addition, for similar reasons, no Insider may at any time engage in selling short in Company Securities.

4.Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
IV.	Potential Criminal and Civil Liability and/or Disciplinary Action
1.Liability for Insider Trading. Under federal securities laws, Insiders may be subject to penalties of up to $1,000,000 and up to ten years in jail for engaging in transactions in Company Securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.
2.Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in Company Securities. The SEC has imposed large penalties, even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the NYSE use sophisticated electronic surveillance techniques to uncover insider trading.
3.Possible Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
V.	Guidelines
1.Trading Window. A particularly sensitive period of time for transactions in Company Securities begins at the close of market on the 15th day of the last month of each calendar quarter, and ends one (1) full Trading Day following the public disclosure of the financial results for that quarter
(the “Blackout Period”). This sensitivity is due to the fact that directors, officers and other employees will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter. Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, it is the Company’s policy that all Insiders refrain from conducting transactions involving the purchase or sale of Company Securities during the Blackout Period. In other words, Insiders may only conduct transactions in Company Securities during the period commencing after the first full Trading Day following the public disclosure of the financial results for a particular fiscal quarter or year, and continuing through the end of the 15th day of the last month of the next fiscal quarter (the “Trading Window”), provided, however, that in connection with the disclosure of financial results for the last quarter and year-end of each fiscal year, such Trading Window shall continue until the first day of the fourth month of the next year. The safest period for trading in Company Securities, assuming the absence of Material Nonpublic Information, is the first ten (10) days of the Trading Window.

From time to time, the Company may also recommend that Insiders and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of Company Securities during such period and should not disclose to others the fact of such suspension of trading.

The purpose behind the suggested self-imposed “Trading Window” period is to help establish a diligent effort to avoid any improper transaction. It should be noted, however, that even during the Trading Window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in Company Securities until such information has been known publicly for at least one (1) full Trading Day, whether or not the Company has recommended a suspension of trading to that person. Trading in Company Securities during the Trading Window should not be considered a
“safe harbor,” and Insiders should use good judgment at all times.

2.Pre-clearance of Trades. The Company has determined that all officers, directors and certain employees of the Company should refrain from trading in Company Securities, even during a Trading Window, without first complying with the Company’s “pre-clearance” process. A request for pre-clearance should be submitted to the Company’s Compliance Officer (the “Compliance Officer”) at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.
Pre-clearance of a transaction is only valid for a five business day period. If the transaction order is not placed within such five business day period, pre-clearance of the transaction must be re-requested.
If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company, and should describe fully those circumstances to the Compliance Officer. Any officer, director or employee with any questions regarding trading in Company Securities is encouraged to contact the Compliance Officer.

The Company may find it necessary, from time to time, to require compliance with the pre-clearance process from consultants and contractors other than and in addition to officers, directors and employees.

3.Individual Responsibility. Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has a mandatory trading window for that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in Company Securities.

An Insider may, from time to time, have to forego a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

VI.	Applicability of Policy to Inside Information
1.Regarding Other Companies. This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

2.Definition of Material Nonpublic Information. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of Company Securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

(a)	Financial results
(b)	Projections of future earnings or losses
(c)	Results of recent drilling activities
(d)	News of a pending or proposed acquisition, merger or joint venture
(e)	News of the disposition of a subsidiary
(f)	Impending bankruptcy or financial liquidity problems
(g)	Gain or loss of a substantial customer
(h)	Changes in dividend policy
(i)	New product announcements of a significant nature
(j)	Significant pricing changes
(k)	Stock splits
(l)	New equity or debt offerings
(m)	Significant litigation exposure due to actual or threatened litigation
(n)	Major changes in senior management
(o)	Either positive or negative information may be material
(p)	Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public
VII.	Transactions Covered
1.Gifts of Company Securities. Gifts of Company Securities (to recipients that execute a written agreement not to sell during the Blackout Period) may be made during a Blackout Period but are subject to pre-clearance from the Company's Compliance Officer.
2. 10b5-1 Plans. The Company may exempt from this Policy the sale of Company Securities pursuant to a pre-approved trading plan in compliance with Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (a “Trading Plan”). Insiders shall submit their proposed Trading Plan to the Company’s 10b5-1 Plan Committee for approval, which approval shall be in its sole discretion.
The 10b5-1 Plan Committee may revoke any prior approval of a Trading Plan upon determination of an Insider’s non-compliance with this Policy, the terms of the 10b5-1 Plan or for any other reason, in its sole discretion.

3.Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company Securities, directors, officers, and employees are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan, without obtaining prior approval from the Company’s Compliance Officer. An exception to this prohibition may be granted where a person wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.
VIII.	Applicability of Policy After Employment/Service Terminates

If you are subject to the Blackout Periods imposed by this Policy and your employment or service terminates during a Blackout Period (or if you otherwise leave the employment or service of the Company while in possession of Material Nonpublic Information), you will continue to be subject to this Policy, and specifically to the ongoing prohibition against trading, until such Blackout Period ends (or otherwise until one (1) full Trading Day has elapsed following public announcement of the Material Nonpublic Information). The Company may institute stop transfer instructions to its transfer agent in order to enforce this provision.

IX.	Certain Exceptions

For purposes of this Policy, the Company considers that the exercise of stock options for cash under the Company’s stock option plans (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

X.	Additional Information - Directors and Officers

Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell Company Securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. The Company has provided, or will provide, separate memoranda and other appropriate materials to its officers and directors regarding compliance with Section 16 and its related rules.

XI.	Certifications

All directors, officers and other employees must certify their understanding of, and intent to comply with, this Policy. Please return the enclosed certification immediately to the Compliance Officer.

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CERTIFICATION

I certify that:

1.I have read and understand the Amended and Restated Insider Trading Policy (the “Policy”) of Battalion Oil Corporation (the “Company”) as adopted on August 1, 2012 and ratified on October 15, 2019. I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2.Since _____________, or such shorter period of time that I have been an officer, director or employee of the Company, I have complied with the Policy.

3.I will continue to comply with the Policy for as long as I am subject to the Policy.

Signature

Printed Name

Date

Certification to
Amended and Restated Insider Trading Policy of
Battalion Oil Corporation